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EXHIBIT 5.1

[WITHERSPOON, KELLEY, DAVENPORT & TOOLE LETTERHEAD]

September 12, 2003

Sterling Financial Corporation
111 North Wall Street
Spokane, WA 99201

Ladies and Gentlemen:

        We have acted as counsel for Sterling Financial Corporation ("Sterling") in connection with the registration on Form S-4 (the "Registration Statement") of up to 5,870,153 shares of Sterling's common stock, $1.00 par value per common share (the "Sterling Common Stock"), which are issuable upon consummation of the merger between Sterling and Klamath First Bancorp, Inc. pursuant to the Agreement and Plan of Merger, dated as of July 14, 2003 (the "Merger Agreement").

        On the basis of such investigation as we deemed necessary, we are of the opinion that the Sterling Common Stock has been duly authorized and when the Registration Statement becomes effective and the shares are issued in accordance with the Merger Agreement and the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

        This opinion is limited to the federal laws of the United States and the laws of the State of Washington and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name under the heading "Legal Matters" in the joint proxy statement/prospectus constituting a part thereof.

Very truly yours,
/s/ Witherspoon, Kelley, Davenport & Toole, P.S. WITHERSPOON, KELLEY, DAVENPORT & TOOLE, P.S.

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  EXHIBIT 5.1